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                     [LETTERHEAD OF SEITZ & DEMARCO, P.C.]


March 21, 2001

Securities and Exchange Commission
450 5th Street N.W.
Washington, D.C. 20549

Gentlemen:

We have been furnished with a copy of the Form 10-KSB for the fiscal years ended February 28, 1998, February 28, 1999, and February 29, 2000, to be filed by Burzynski Research Institute, Inc. We have reviewed Item 8 of such Form 10-KSB and agree with the statement made in response to that item insofar as they relate to our Firm.

Very Truly Yours,


/s/ Russell P. DeMarco

Russell P. DeMarco, CPA
[Signed on Behalf of Seitz & DeMarco, P.C.]